NEWS RELEASE
February 1, 2018

FOR IMMEDIATE RELEASE	Contact: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
COLUMBINE CAPITAL CORP. IN BUENA VISTA, CO

KALISPELL, MONTANA - Glacier Bancorp, Inc. (NASDAQ: GBCI) today announced the completion of its acquisition of Columbine Capital Corp., the holding company for Collegiate Peaks Bank, a community bank headquartered in Buena Vista, CO. Collegiate Peaks Bank provides banking services to businesses and individuals in the Mountain and Front Range communities of Colorado with five banking offices located in Aurora, Buena Vista, Denver and Salida. Collegiate Peaks Bank has merged into Glacier Bank and will operate as a separate banking division under the name “Collegiate Peaks Bank, a division of Glacier Bank” and with its existing management team. At December 31, 2017, Collegiate Peaks Bank had total assets of approximately $533 million.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and its bank divisions: First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, operating in Idaho, Utah and Washington; First Bank, Powell, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; First State Bank, Wheatland, operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and The Foothills Bank, Yuma, operating in Arizona.

Visit Glacier’s website at http://www.glacierbancorp.com

Forward-Looking Statements
This news release includes forward-looking statements which describe management's expectations regarding future events and developments such as the benefits of the business combination transaction involving the Company and Columbine Capital Corp., continued success of the Company's style of banking and the strength of the local economies in which it operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company's public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected and adversely affect the company's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which the Company is engaged.